EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of August 7, 2023 and effective as of August 10, 2023 (the “Effective Date”) between The Beauty Health Company (“Parent”), Hydrafacial LLC (the “OpCo” and, together with Parent, the “Company”), and Michael Monahan (“Executive”).
WHEREAS, effective as of the Effective Date, the Company desires to employ Executive (with OpCo being the technical employer of Executive) pursuant to the terms of this Agreement, and Executive desires to enter into this Agreement and to accept such employment with the Company, in each case, subject to the terms and provisions of this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
I.
EMPLOYMENT
The Company hereby agrees to employ Executive, and Executive agrees to such employment with the Company upon the terms and conditions herein set forth.
A.Employment. Executive shall serve as Chief Financial Officer of Parent during the Term (as defined below). Executive agrees to perform such duties as may be assigned to Executive from time to time by the President and Chief Executive Officer and the (the “CEO”) and the Board of Directors of Parent (the “Board”). Executive agrees to devote substantially all of Executive’s business time and attention and reasonable best efforts to the performance of Executive’s duties and responsibilities. Executive shall have such responsibilities, power and authority as are customarily associated with the position of chief financial officer in public companies, subject to the delegation of authority guidelines established by the CEO and the Board from time to time and shall report solely and directly to the CEO.
B.Term. The term of employment of Executive hereunder (the “Term”) will be for the period commencing on the Effective Date and ending on the earliest of:
1.The date of termination of Executive’s employment in accordance with Article IV of this Agreement;
2.The date of Executive’s voluntary retirement in accordance with the Company’s plans and policies; or
3.The date of Executive’s death.
C.Principal Work Location. During the Term, Executive shall initially perform the services required by this Agreement from his home office in Pennsylvania (the “Principal Location”), except for travel to other locations (including to the Company’s offices in Long Beach, California) as may be reasonably necessary to fulfill his duties and responsibilities hereunder.
II.
COMPENSATION
A.Base Salary. During the Term, the Company shall pay to Executive a base salary (the “Base Salary”) at the rate of $475,000.00 per year (pro-rated for any partial year of employment), payable in substantially equal semi-monthly installments pursuant to the Company’s standard payroll practices. The Base Salary will be reviewed no less frequently than annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its sole discretion.
B.Special Cash Bonus. In connection with Executive’s commencement of employment with the Company, the Company will pay to Executive a one-time cash bonus in an amount equal to one hundred thousand dollars ($100,000.00) (the “Special Bonus”) in a single lump sum amount within thirty (30) days following the Effective Date. In the event of Executive’s resignation without Good Reason (as defined herein) or termination by the Company for Cause (as defined herein), in either case, within twelve (12) months following the Effective Date, Executive shall promptly (but no more than ten (10) days after the date of such termination of employment) repay to the Company an amount equal to (x) the net after tax amount of the Special Bonus multiplied by (y) a fraction, the numerator of which is the number of whole calendar days remaining from the date of Executive’s termination of employment through (and including) the first anniversary of the Effective Date, and the denominator of which is 365.
C.Annual Incentive. For each fiscal year of the Company ending during the Term (commencing with fiscal year 2023), Executive shall be eligible to earn a cash performance bonus (an “Annual Incentive”) targeted at 60% of Base Salary (the “Target Incentive”). The actual amount of any Annual Incentive shall be based upon achievement of specified levels of performance goals set by the Board at the beginning of the applicable fiscal year. Any Annual Incentive that becomes payable shall be paid at such times as annual bonuses are generally paid to senior executives of the Company, typically on or before, but in no event later than, March 15th of the calendar year following the year in which they are earned and, except as provided in Section IV hereof, shall be subject to Executive’s continued employment through the applicable payment date. Executive’s Target Incentive opportunity shall be subject to annual review by the CEO and the Board, and adjustments may be made based upon the Board’s review of market trends, internal considerations and performance. The Target Incentive opportunity shall not be reduced at any time (including after any increase). The Annual Incentive Plan year runs from January through December, and any 2023 Annual incentive earned will be prorated-based upon Employee date of hire.
D.Long-Term Incentives.
1.For each fiscal year of the Company ending during the Term (commencing with fiscal year 2024), Executive shall be eligible for one or more grants of long-term incentive awards (“Awards”) having a grant-date value determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”), based upon the CEO’s, Board’s or the Compensation Committee’s review of market trends, internal considerations and performance. The type(s) of any such Award(s) and the relevant terms and conditions (including vesting conditions) shall be determined by the Board or the Compensation Committee at the start of the applicable fiscal year. Each Award shall be subject to the terms and conditions of the Beauty Health Company 2021 Incentive Award Plan, as amended from time to time, and including any successor plan (the “Incentive Plan”) and an award agreement to be entered into between Parent and Executive. The accelerated vesting terms applicable to the Awards shall be no less favorable than the accelerated vesting terms applicable to the Awards granted to other senior executives.
2.For fiscal year 2023, Executive will be granted a one-time Long-Term Incentive New Hire Award having a grant-date value of $2,500,000 in the form of Restricted Stock Units (“RSUs”) under the Incentive Plan. The number of RSUs to be granted to Executive will be determined based on the closing share price of a share of common stock of the Parent on the first day of Executive’s employment and will vest ratably over three years from the date of grant, which will be the Effective Date. The grant will be subject to the approval of the Board of Directors or Compensation Committee and will be subject to the terms and conditions of Incentive Plan and grant agreement, to be entered into between Executive and the Parent.
E.Reimbursement of Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in performing services hereunder, including without limitation, all reasonable expenses of travel, and reasonable living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

F.Benefits. During the Term, Executive shall be eligible to participate in and be covered by all health, insurance, pension, disability insurance and other employee plans and benefits maintained by the Company for the benefit of its employees from time to time (collectively referred to herein as the “Company Benefit Plans”), on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements of the Company Benefit Plans. Nothing contained in this Section II.F shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
G.Vacation and Holidays. During the Term, Executive shall participate in the Company’s Permissive Paid Time Off program, the terms of which can be modified by the Company at any time at the discretion of the Company. Executive shall also be entitled to such holidays as are established by the Company for all employees.
III.
NON-COMPETITION. CONFIDENTIALITY AND NONDISCLOSURE
A.Confidentiality Agreement. Concurrently with the execution and delivery of this Agreement, and as part of the consideration for the promises and undertakings by the Company in this Agreement, Executive shall execute and deliver the Employee Proprietary Information and Inventions Assignment Agreement attached as Exhibit A hereto and incorporated herein by reference (the “Confidentiality Agreement”).
B.Other Activities. Subject to the terms of the employment hereunder, during the Term, Executive shall devote substantially all of Executive’s business time and reasonable best efforts to the performance of Executive’s duties and responsibilities for the Company and shall not serve on the board of directors of any for profit or not-for-profit entity without the prior consent of the Board. Executive will not, without the prior written approval of the Board, engage in any other business activity or investment opportunity which is or may be competitive with the business of the Company or its affiliates, or which, individually or in the aggregate, would materially interfere or conflict with the performance of Executive’s duties, services, and responsibilities hereunder, or which is in violation of applicable employee policies established from time to time by the Company.
C.No Violation of Other Agreements. Executive represents that, to the best of Executive’s knowledge, the entrance into this Agreement and the performance of all the terms of this Agreement does not and will not breach any contract to which Executive is bound or any legal obligation of Executive:
1.Not to compete or to interfere with the business of a former employer (which term for purposes of this Section III.C shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant); or
2.Not to solicit employees, customers or vendors of any former employer.
IV.
TERMINATION
A.Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:
1.Cause. “Cause” shall be defined as follows:
a.Executive has (A) engaged in an act of theft, embezzlement or fraud or, breach of confidentiality or fiduciary duty relating to the Company; (B) breached any rule, regulation, policy or procedure of the Company pertaining to harassment and discrimination, or (C) been convicted of, or plea of guilty or nolo contendere to, any felony;

b.Executive has materially breached any of the provisions of this Agreement, the Confidentiality Agreement or any other material agreement with the Company or any of its affiliates, if such material breach is not cured to the reasonable satisfaction of the Board within ten (10) days following written notice to Executive that reasonably describes the alleged material breach;
c.Actions by Executive involving willful malfeasance or gross negligence in the performance of Executive’s duties, which have or are reasonably likely to result in a material liability to the Company;
d.Executive’s willful failure or refusal to perform Executive’s duties as required by this Agreement, if such failure to perform Executive’s duties is not cured to the reasonable satisfaction of the Board within ten (10) days following written notice to Executive that reasonably describes the duties which it is alleged that Executive has failed or refused to perform; or
e.Executive’s willful violation of any Company policy, rule, regulation or procedure that is demonstrably and materially injurious to the business, financial condition or reputation of the Company or its Affiliates.
For purposes of the foregoing definition of Cause, no act or failure to act by Executive shall be deemed willful or intentional if performed in good faith and with the reasonable belief that the action or inaction was in the best interests of the Company and its affiliates.
2.Change in Control. “Change in Control” shall have the meaning set forth in the Incentive Plan, as amended and/or restated from time to time.
3.Disability. “Disability” shall mean that Executive has become entitled to receive benefits under the Company’s applicable long-term disability plan or, if no such plan covers Executive, “Disability” means a physical or mental incapacity as a result of which Executive becomes unable to continue the performance of Executive’s material duties hereunder in substantially a full-time capacity for a period exceeding six (6) consecutive months. In addition, reasonable absences because of sickness for up to three (3) consecutive months shall be excepted; provided, however, that any new period of physical or mental incapacity as a result of which Executive becomes unable to continue the performance of Executive’s material duties hereunder in substantially a full-time capacity (“Incapacity”), shall be deemed consecutive with a prior period of Incapacity if the new Incapacity is reasonably determined by the Board, in good faith, to be related to the prior Incapacity). A determination of Disability shall be subject to the written certification of a qualified medical doctor agreed to by the Board and Executive or, in the event of Executive’s incapacity to designate a doctor, Executive’s legal representative. In the absence of agreement between the Board and Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.
4.Good Reason. “Good Reason” means, without Executive’s written consent, the occurrence of any one or more of the following:
a.A material reduction in Executive’s Base Salary or Target Bonus (excluding any reductions in Executive’s Base Salary, and any corresponding reductions in Executive’s Target Bonus, in connection with temporary across-the-board salary reductions imposed on substantially all of the Company’s senior executives that do not exceed, in the aggregate, ten percent (10%) of Executive’s Base Salary during any twelve (12)-month period).

b.The relocation of Executive’s principal place of employment to a location that is greater than twenty-five (25) miles from the Principal Location if that relocation increases Executive’s commute by twenty-five (25) miles or more.
c.A material reduction in Executive’s title, duties or responsibilities as contemplated by this Agreement (other than during a period of Incapacity).
d.A material1 breach of the Agreement by the Company;
e.The taking of the Company private, such that, after giving effect to the transaction, Executive is no longer the CFO of a publicly traded company.
Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following the Company’s receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of such cure period.
B.Termination by Company. The Company may terminate Executive’s employment hereunder immediately, with or without Cause, or due to Executive’s Disability. This Agreement will automatically terminate upon Executive’s death during the Term.
C.Termination by Executive. Executive may terminate this Agreement without Good Reason upon sixty (60) days’ written notice to the Board, and Executive may terminate this Agreement for Good Reason in accordance with Section IV.A.4 above.
D.Benefits Received Upon Termination.
1.If Executive’s employment terminates during the Term for any reason, then the Company shall pay or provide to Executive: (i) Executive’s earned but unpaid Base Salary through the Date of Termination (as defined below), (ii) to the extent required by applicable law, any vacation earned but not taken through the Date of Termination, and (iii) any vested amounts due to Executive under any plan, program or policy of the Company (collectively, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) - (ii) of the preceding sentence shall be paid within thirty (30) days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program. The Company shall thereafter have no further obligations to Executive under this Agreement, except for any applicable obligations provided hereinafter in Sections IV.D.2, 3 or 4 below.
2.If Executive’s employment is terminated by the Company without Cause (excluding termination by reason of death or Disability), or Executive terminates his employment for Good Reason, in either case, prior to the consummation of a Change in Control or more than twelve (12) months after the consummation of a Change in Control, then upon Executive’s “separation from service” from the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Separation from Service” and, the date of any such Separation from Service, the “Date of Termination”), subject to Section IV.E below, the Company shall:

a.pay to Executive an amount equal to Executive’s earned but unpaid Annual Bonus for the fiscal year ending immediately prior to the year in which the Date of Termination occurs, said Annual Bonus to be paid as and when annual bonuses are payable for such year generally;
b.pay to Executive as severance pay an amount equal to twelve (12) months of Executive’s Base Salary in effect as of the Date of Termination with such payments to be made in accordance with the Company’s usual payroll periods during the twelve (12) month period commencing on the Date of Termination; provided, that no such payments shall be made prior to the date on which the Release (as defined below) becomes effective and irrevocable and, if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no payments under this Section IV.D.2.b shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid commencing on the first regularly scheduled Company payroll date occurring in the latter such calendar year);
c.pay to Executive a pro-rated Target Bonus for the year in which the Date of Termination occurs, determined by multiplying Executive’s Target Bonus for the year in which the Date of Termination occurs by a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year in which the Date of Termination occurs, and the denominator of which is 365 or 366, as applicable (the “Pro-Rata Target Bonus”), payable in a lump sum at such time as annual bonuses are payable generally for the year in which the Date of Termination occurs, but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs; and
d.subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Date of Termination and ending on the date that is twelve (12) months thereafter, or, if earlier, the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (in either case, the “COBRA Period”), the Company shall reimburse Executive for Executive’s and Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal currently-taxable monthly installments over the continuation coverage period (or the remaining portion thereof).

For the avoidance of doubt, upon a termination of Executive’s employment pursuant to this Section IV.D.2, Executive’s Awards will be treated as set forth in the applicable award agreements governing such Awards.
3.If within twelve (12) months following the consummation of a Change in Control, Executive’s employment is terminated either by the Company without Cause (excluding by reason of death or Disability) or by Executive for Good Reason, then, in either case, upon Executive’s Separation from Service, subject to Section IV.E below, the Company shall:
a.pay to Executive an amount equal to Executive’s earned but unpaid Annual Bonus for the year ending immediately prior to the year in which the Date of Termination occurs, said Annual Bonus to be paid as and when annual bonuses are payable for such year generally;
b.pay to Executive as severance pay an amount equal to the sum of (A) twelve (12) months of Executive’s Base Salary in effect as of the Date of Termination and (B) one times (1.0) Executive’s Target Bonus for the year in which the Date of Termination occurs, such payments to be made in accordance with the Company’s usual payroll periods during the twelve (12) month period commencing on the Date of Termination; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no payments under this Section IV.D.3.b shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid commencing on the first regularly scheduled Company payroll date occurring in the latter such calendar year);
c.pay to Executive a Pro-Rata Target Bonus for the year in which the Date of Termination occurs, payable in a lump sum at such time as annual bonuses are payable generally for the year in which the Date of Termination occurs, but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs; and
d.subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall reimburse Executive during the COBRA Period, for Executive’s and Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially currently taxable equal monthly installments over the continuation coverage period (or the remaining portion thereof).

For the avoidance of doubt, upon a termination of Executive’s employment pursuant to this Section IV.D.3, Executive’s Awards will be treated as set forth in the applicable award agreements governing such Awards.
4.Termination Because of Employee Death or Disability. In the event of Executive’s Disability, Executive acknowledges that his employment may be terminated by the Company; provided that, during the period of the Disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if Executive were actively employed less any sums received directly by Executive, if any, under any applicable disability income insurance policy maintained by the Company. In the event that the Company terminates Executive’s employment due to his Disability, Executive shall have the right to continue to receive any payments made under any applicable disability insurance policy maintained by the Company in accordance with, and subject to the terms and conditions of, such policy. For the avoidance of doubt, upon a termination of Executive’s employment pursuant to this Section IV.D.4, Executive’s Awards will be treated as set forth in the applicable award agreements governing such Awards. In addition, Executive (or Executive’s estate) shall receive a Pro-Rata Target Bonus within thirty (30) days following the Date of Termination due to death or Disability and any earned but unpaid Annual Bonus for the year ending immediately prior to the year in which the Date of Termination occurs, said Annual Bonus to be paid as and when annual bonuses are payable for such year generally.
E.Release. Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts provided for in Section IV.D.2 or IV.D.3 hereof (as applicable) that Executive execute and deliver to the Company a release of claims substantially in the form attached hereto as Exhibit B that becomes effective and irrevocable no more than sixty (60) days after the date on which Executive’s employment terminates.
F.Effect of Termination. Upon any termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have immediately resigned as Chief Financial Officer of Parent and the Company, and in any other capacity with Parent and the Company (including as an employee, officer and/or director), as well as with all subsidiaries, if applicable, without the giving of any notice or the taking of any action.
V.
SUCCESSORS AND ASSIGNS
A.Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company. To the extent that any such successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company does not automatically, under applicable law, assume all obligations under this Agreement, then the Company will utilize its best efforts to obtain the agreement of the successor or assign to assume all the obligations arising from this Agreement, and to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be deemed to be a material breach of this Agreement unless otherwise agreed to between Executive and such successor or assign. The obligations of this Article shall apply equally to the Company, as herein before defined, and to any future successor or assign to its business which automatically by operation of law or otherwise (including pursuant to such successor’s or assign’s agreement to assume all obligations arising from this Agreement) becomes bound by all the terms and provisions of this Agreement (i.e. the obligation to use best efforts to obtain the agreement of a potential second successor is assumed by the first successor when it assumes the obligations of this Agreement). The obligations of this Article V shall also apply to any corporation (i.e., subsidiary or affiliated company) where the Company owns the majority of the voting securities of the corporation and the corporation becomes the employer for Executive at any time during the term of this Agreement.

B.Executive Assigns. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, heirs, distributees, devisees and legatees.
VI.
EXCESS PARACHUTE PAYMENTS: LIMITATION ON PAYMENTS
A.Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, then such remaining Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation within the meaning of Section 409A of the Code, in each case, beginning with payments or benefits that are to be paid the farthest in time from the determination of the Independent Advisors (as defined below). All reasonable fees and expenses of the Independent Advisors shall be borne solely by the Company.
B.Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
VII.
GENERAL PROVISIONS
A.Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:    The Beauty Health Company
2165 Spring Street
Long Beach, CA 90806
Attn: Chairman
If to Executive:             Mr. Michael Monahan

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices or change of address shall be effective only upon receipt.
B.Amendments; No Waivers. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
C.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Pennsylvania, without regard to its conflicts of law principles.
D.Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
E.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
F.Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement, together with the Confidentiality Agreement, is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, together with the Confidentiality Agreement, constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.
G.Arbitration.
1.All disputes, controversies, and claims between Executive and the Company, or any of its officers, directors, employees, or agents in their capacity as such, including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, that arise under or are related to this Agreement, Executive’s employment with the Company or the termination thereof shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures (the current version of which are available at http://www.jamsadr.com/rules-employment-arhitration/ and a copy of which will be provided by the Company to Executive upon Executive’s request). Notwithstanding the foregoing, this Agreement shall not require arbitration pursuant to this Section VII.G of any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

2.The arbitration shall take place before a single neutral arbitrator at the JAMS office in Philadelphia, Pennsylvania. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided, that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall include the factual and legal basis for such award; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
3.Each party shall be responsible for paying its own costs for the arbitration, including its own attorneys’ and/or witnesses’ fees. In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including, without limitation, reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).
4.EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
5.EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
6.This Section VII.G shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section VII.G would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section VII.G. To the extent applicable law imposes additional requirements to allow enforcement of this Section VII.G, this Agreement shall be interpreted to include such terms or conditions.
H.Indemnification. To the extent permitted by law and the Certificate of Incorporation, By-laws or resolutions of the Company in effect from time to time, Executive shall be entitled to indemnification by the Company to the same extent as other similarly-situated executive officers of the Company. In addition, the Company shall provide Executive with coverage under the directors and officers liability insurance policy, if any, maintained by the Company for the benefit of the members of the Board and officers of the Company to the same extent as such coverage is provided to members of the Board and similarly-situated executive officers of the Company. Subject to applicable law and the terms and conditions of such indemnification provisions and policy, such provisions and policy shall continue to apply after Executive’s termination of employment with the Company with respect to his service to the Company prior to such termination of employment to the same extent, and on the same basis, as for other former members of the Board and executive officers.
I.Section 409A.
1.To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section VII.I.1 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so. In no event shall the Company, any of their respective affiliates or any of their respective officers, directors or advisors be liable for any taxes, penalties or interest imposed under or by operation of Section 409A. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.
2.Notwithstanding anything to the contrary in this Agreement, no compensation or benefits (including, without limitation, any compensation or benefits provided pursuant to Section IV.D.2 or IV.D.3 above) shall be paid to Executive during the six (6)-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
J.Withholding. Any payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to applicable law or regulation, and the Company and its affiliates shall be entitled to withhold any and all such taxes from amounts payable hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.
EXECUTIVE

/s/ Michael Monahan
By: Michael Monahan

[Signature Page to CFO Employment Agreement]

PARENT

/s/ Andrew Stanleick
By: Andrew Stanleick
Title: President and Chief Executive Officer

[Signature Page to CFO Employment Agreement]

OPCO

/s/ Andrew Stanleick
By: Andrew Stanleick
Title: President and Chief Executive Officer
[Signature Page to CFO Employment Agreement]

EXHIBIT A
Proprietary Information and Inventions Assignment Agreement
[attached]

HYDRAFACIAL LLC

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by Hydrafacial LLC (together with its parents and subsidiaries and any of their respective successors or assigns, the “Company”), and my receipt of the compensation paid to me by the Company pursuant to the employment agreement entered into between me and the Company (the “Employment Agreement”) concurrently with the execution of this Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Date (as defined in the Employment Agreement), I, the undersigned, agree as follows:

1.Proprietary Information. During the term of my employment with the Company, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation, information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (i)(a) unpublished patent disclosures and patent applications and other filings, know- how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Work Product (as defined below), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (b) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (c) information concerning or resulting from any research and development or other project, including without limitation, experimental work, and product development plans, regulatory compliance information, and research, development and regulatory strategies, and (d) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation, information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (ii) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to me by the Company or such third party at the Company’s direction. Any information disclosed by any of the Company’s affiliated companies or by any company, person or other entity participating with the Company in any consortium, partnership, joint venture or similar business combination, which would otherwise constitute Proprietary Information if disclosed by the Company, shall be deemed to constitute Proprietary Information under this Agreement, and the rights of the Company under this Agreement may be enforced by any such affiliate or participating entity (as well as by the Company) with respect to any violation relating to the Proprietary Information disclosed by such affiliate or entity, as if that affiliate or entity were also a party to this Agreement.

2.Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment with the Company, without the prior written consent of the Company on a case-by-case basis, and to cooperate with the Company and use my best efforts not to prevent the unauthorized us or disclosure or reproductions of any Proprietary Information. In addition, I agree not to copy or remove any tangible materials containing Proprietary Information from the premises of the Company, except in the proper performance of my duties as an employee of the Company or with the prior written consent of the Company on a case-by-case basis. Upon termination of my employment with the Company, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation and benefits records, and (b) this Agreement. I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (i) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (ii) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (iii) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose any Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give notice to the Company. I agree to cooperate reasonably with the Company (at the Company’s request) in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. If I learn of any possible unauthorized use or disclosure of Proprietary Information, I shall cooperate fully with the Company to enforce its rights in such information.
Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit me from (x) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (y) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to my attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (z) making disclosures that are protected by the National Labor Relations Act or similar applicable law.

3.Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has advised me of the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4.Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

5.Inventions.

5.1Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures, I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company.. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

5.2Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit B. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

5.4Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.3, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5Prior Contracts Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that
(i)I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit C a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit C at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

5.6Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6.Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”). I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill.

6.1Non-Competition. During the term of my employment by the Company, I will not without the prior written approval of the Board of Directors of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), in each case, which is a current or potential supplier, customer or competitor of the Company, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while I was employed by the Company.

6.2Non-Solicitation.

(a)During the term of my employment with the Company and for a period of one (1) year thereafter I will not (i) solicit for employment or engagement, any employee, consultant or independent contractor of the Company, or (ii) solicit, encourage, induce or attempt to induce or assist others to solicit, encourage, induce or attempt to induce any employees, consultants or independent contractors of the Company who were employed or engaged by the Company at any time during the term of my employment with the Company to terminate their employment or engagement with the Company. Nothing in the foregoing shall prevent me from serving as a reference for an employee of the Company or prevent an employee of the Company from answering a general employment advertisement at any entity at which I am subsequently employed or with which I am subsequently affiliated, provided I did not identify the Company-related employee to target for solicitation or general advertising.

(b)During the term of my employment with the Company, I will not solicit, divert or take away, or attempt to divert or take away, the business of any customer or client of the Company (served by the Company during the twelve (12)-month period prior to the termination of my employment with the Company) on my own behalf or on behalf of any person or entity other than the Company.

6.3No Defamatory Communications. During the term of my employment with the Company and thereafter, I agree that I will not make any public or private statement which would reasonably be expected to defame or disparage the Company or any of its employees, officers, managers or directors. The Company agrees that it will not in any official statements, and will instruct its officers and directors to not, make any negative or disparaging comments about me.
Notwithstanding the foregoing, this Section 6.3 shall not preclude me from making any statement to the extent required by law or legal process.

6.4Extension. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate the provisions of Section 6.2(a), I shall continue to be bound by the restrictions set forth in such section until a period of one year has expired without any violation of such provisions.

6.5Interpretation. If any restriction set forth in Section 6.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.Notification to Other Parties. In the event of termination of my employment with the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

8.Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated for any lawful reason or for no reason, without cause or notice, at my option or the Company’s option, subject to and except as otherwise expressly set forth in the Employment Agreement. The Restrictive Covenants will remain in effect for the periods specified in this Agreement, unless such Restrictive Covenants are modified by a further written agreement signed by both an authorized officer of the Company and me which expressly alters such Restrictive Covenants.

9.Miscellaneous.

9.1The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign this Agreement to any affiliate or successor in interest, including any person or entity that, whether by way of merger, sale, acquisition, corporate re-organization or otherwise, directly or indirectly acquires all or substantially all of the business or assets of the Company.

9.2This Agreement, together with the Employment Agreement, constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

9.3Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.4The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision(s) of this Agreement shall not impact the validity or enforceability of any other provision(s) of this Agreement, which shall remain in full force and effect.

9.5I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I also agree that if the Company prevails in any action or proceeding to enforce my obligations under this Agreement, I will pay all of the Company’s expenses relating to any such action or proceeding including, without limitation, all reasonable attorney’s fees, if so authorized by applicable state and/or federal law.

9.6The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of Pennsylvania exclusively, without reference to any conflict laws rule that would result in the application of the laws of any other jurisdiction. I agree that upon the Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Pennsylvania, and I hereby agree to consent to the personal jurisdiction of such courts. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.7Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

9.8Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

9.9This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND THAT I HAVE EITHER CONSULTED WITH OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.
(Signature Page Follows)

IN WITNESS WHEREOF, I have executed this document as of _____________, ____ 20__.

Employee:    Michael Monahan
Address:

AGREED AND ACKNOWLEDGED:

Hydrafacial LLC

By: __________________________

Name: __________________________

Title: __________________________

Address:
Hydrafacial LLC

2165 E Spring Street Long Beach, CA 90806

EXHIBIT B
Form of Release
[attached]

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this "Release") is entered into on ______________, 2023, by and between The Beauty Health Company ("Parent"), Hydrafacial LLC (the "Company"), and Michael Monahan ("Executive"). In consideration of the payments and benefits set forth in the Employment Agreement (the "Employment Agreement") between Executive, Parent and the Company, effective August 10, 2023 (the "Effective Date"), to which Executive first became legally entitled following the Effective Date, Executive agrees as follows:

1.General Release and Waiver of Claims.

(a)For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors, assigns and representatives (the “Releasor”) hereby irrevocably and unconditionally releases and forever discharges each of Parent, the Company, and their respective partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, judgments, obligations, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Releasor now has, ever had or may hereafter have against any Releasee, by reason of any act, omission, practice, conduct, event, cause, or other matter whatsoever from the beginning of time up to and including the date that Executive executes this Release, to the fullest extent permitted by law.

(b)Without limiting the generality of the foregoing, Releasor releases and discharges Releasees from any and all claims in any way arising out of, based upon, or related to Executive’s employment with Parent and/or the Company, the termination of employment of Executive by Parent and/or the Company and/or the events surrounding the circumstances relating to that termination, including, but not limited to: (i) any and all claims arising under tort, contract and quasi-contract law, including, but not limited to, claims of breach of contract (express or implied), tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, wrongful or retaliatory discharge, fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress or compensatory or punitive damages; (ii) any and all claims for monetary or equitable relief, including, but not limited to, attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements; and (iii) and any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (“ADEA”), the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the False Claims Act, the Employee Retirement Income Security Act, the Federal Worker Retraining and Notification Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, Section 1981 of

U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, the California Unfair Competition Law, the California Equal Pay Law, the Moore-Brown-Roberti Family Rights Act of 1991, the California Labor Code, the California Worker Adjustment and Retraining Notification Act, California Wage and Hour laws, the California False Claims Act, the California Constitution and the California Corporate Criminal Liability Act, and any other federal, state or local law or ordinance prohibiting employment discrimination, harassment or retaliation. This Release does not release claims arising after the date Executive executes this Release, nor claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Parent and/or the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against Parent and/or the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from Parent and/or the Company before the EEOC, NLRB, or other administrative body). Notwithstanding the foregoing, this Release does not apply to (i) any lawsuit brought to challenge the validity of this Release under the ADEA, (ii) payments or benefits under Article IV of the Employment Agreement, which payments and benefits (among other good and valuable consideration) are provided in exchange for this Release, (iii) any claims for indemnification arising under any applicable indemnification obligation of Parent and/or the Company, (iv) accrued or vested benefits under any applicable Parent and/or Company employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act) and (v) any rights as a shareholder of the Parent or pursuant to any option, restricted stock unit or other equity compensation award agreement or plan.

(c)Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive, being aware of, understanding and acknowledging the significance and consequence of specifically waiving California Civil Code Section 1542, hereby expressly waives and relinquishes all rights and benefits Executive may have thereunder, as well as any other applicable statutes or common law principles of similar effect, in order to effect a full and complete general release as described above. Thus, notwithstanding the provisions of California Civil Code Section 1542, and to implement a full and complete release, Executive expressly acknowledges this Release is intended to include in its effect, without limitation, all claims he does not know or suspect to exist in his favor at the time of signing this Release, and that this Release contemplates the extinguishment of any such claims.

2.Consideration and Revocation Period. By signing this Release, Executive represents and warrants that:

(a)Under the Federal Age Discrimination in Employment Act of 1967, as amended , and the applicable rules and regulations promulgated thereunder, Parent and the Company advise Executive that he should consult with independent counsel before executing this Release; and Executive acknowledges that he has been so advised. Executive further acknowledges that he has had at least twenty-one (21) days to consider this Release before signing it and Executive further acknowledges that if he signs this Release prior to the expiration of the twenty-one (21) day period, Executive waives the remainder of that period.

(b)Executive acknowledges that he has carefully read this Release in its entirety; that he has had an adequate opportunity to consider it; that he understands all its terms; and that he knowingly and voluntarily assents to all the terms and conditions contained herein, including, without limitation, the waiver and release contained herein.

(c)Executive further acknowledges that he has seven (7) calendar days following the date he signs this Release to revoke it and this Release shall not become effective until the eighth day following the date on which Executive signs this Release. Executive understands that if he wishes to revoke this Release, Executive must deliver written notice of revocation [(which may be by email)], stating Executive’s intent to revoke this Release on or before 5:00 p.m. (PST) of the seventh (7th) day after the date on which Executive signs this Release to Hydrafacial LLC, 2165 East Spring Street, Long Beach, CA 90806, Attn: Legal Department . Executive acknowledges that if Executive revokes this Release, Executive will not receive any payments or benefits pursuant to Article IV of the Employment Agreement.

3.No Assignment. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim released hereunder which Executive may have against each Releasee and Executive agrees to indemnify and hold each Releasee harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by any Releasee as the result of any such assignment or transfer or any rights or claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any Releasee against Executive under this indemnity.

4.Proceedings. Executive agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against any Releasee any of the claims released hereunder, then Executive agrees to pay to such Releasee, in addition to any other damages caused to such Releasee thereby, all attorneys’ fees incurred by such Releasee in defending or otherwise responding to said suit or claim. Notwithstanding the foregoing, the foregoing sentence shall not apply to the extent such attorneys’ fees are attributable to Executive’s good faith challenge to or a request for declaratory relief with respect to the validity of the waiver herein under the ADEA.

5.Nonadmission. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by any of the Releasees, all of whom have consistently taken the position that they have no liability whatsoever to Executive.

6.Confidential Information. Executive acknowledges and agrees that Executive is bound by that certain Confidentiality Agreement (as defined in the Employment Agreement). Executive hereby reaffirms the covenants, terms and conditions set forth in the Confidentiality Agreement, and acknowledges and agrees that the Confidentiality Agreement remains in full force and effect in accordance with its terms

7.Severability. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative

8.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

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IN WITNESS WHEREOF, the undersigned has executed this General Release of all Claims this
_____ day of _____________________20___.

_________________________________________
Michael Monahan